U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

Weingrow                 Howard
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   (Last)               (First)                 (Middle)

c/o Medis Technologies Ltd.
805 Third Avenue
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                                    (Street)

New York                  NY                    10022
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

4/21/00
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Medis Technologies Ltd.
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|X|   Director                             |X|   10% Owner
|X|   Officer (give title below)           |_|   Other (specify below)

                            President and Treasurer
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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

   |X| Form filed by One Reporting Person

   |_| Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
Common Stock,
par value $0.01                          863,999                     D
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Common Stock,
par value $0.01                          424,002                     I                    By Stanoff Corporation(1)
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

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
                                                    Common
Warrants                     Immed.     6/30/02     Stock                  147,448       $5.00          D
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                                                    Common                                                            By Stanoff
Warrants                     Immed.     6/30/02     Stock                  108,334       $5.00          I             Corporation(1)
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                                                    Common
Warrants                     Immed.     6/30/02     Stock                  6,250         $5.75          D
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                                                    Common                                                            By Stanoff
Warrants                     Immed.     6/30/02     Stock                  35,500        $5.75          I             Corporation(1)
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Employee Stock                                      Common
Options (right to buy)       11/2/01    11/1/03     Stock                  50,000        $2.93          D
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Employee Stock                                      Common
Options (right to buy)       2/21/02    2/20/04     Stock                  25,000        $5.00          D
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

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.


/s/ Howard Weingrow                                              4/21/00
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      ** Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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